Exhibit 99.1

Albany Molecular Research, Inc. Names New CFO

Albany, NY (November 29, 2004)—Albany Molecular Research, Inc. (Nasdaq: AMRI) today announced the appointment of Mark T. Frost as chief financial officer, effective December 1, 2004.

“We are pleased to welcome Mark Frost to Albany Molecular Research,” said AMRI Chairman, CEO and President Thomas E. D’Ambra, Ph.D.  “Mark was identified after an extensive national search.  He brings nearly twenty years of broad-based and senior level financial experience, including expertise in financial planning and analysis, raising capital, corporate audit, governance, international accounting and operations as well as mergers and acquisitions.  He has amassed an impressive and distinguished record of accomplishment, and first-hand knowledge of what it takes to succeed in a global business environment.  We are excited to have Mark join our team.”

In his most recent previous position, Mr. Frost served as vice president of finance for Smith & Nephew Endoscopy, a global medical device division of S&N PLC with revenue approaching $600 million and 1,800 employees.  In this capacity, he oversaw all financial aspects of the business and was involved in multiple acquisition and integration efforts.  During his tenure, the division more than doubled revenue and increased earnings/cash flow by 30% annually.

Prior to Smith & Nephew, Mr. Frost spent 14 years in progressively responsible positions at General Electric Company, culminating in his appointment as chief financial officer of GE Capital’s Groupe Sovac Auto Financial Services in France, where he oversaw $2 billion in assets.  Prior to becoming CFO, he had been director of financial planning and analysis.  Earlier, he was deputy managing director and chief financial officer of GE Capital’s joint venture in Thailand.  In this position, he established and directed the finance, IT and purchasing/administrative departments, and raised over $340 million in debt to fund the business.  In addition, Mr. Frost held positions within GE Medical, GE’s Corporate Audit Staff, and he completed GE’s Financial Management Program.

Mr. Frost received a B.A. with honors in International Relations/Economics from Colgate University, and conducted graduate coursework at INSEAD.  He replaces David P. Waldek, who left the company on November 12, 2004.

Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation. For more information, please visit www.albmolecular.com.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995

that involve risks and uncertainties. These statements may be identified by forward-looking words such as “may,” “could,” “should,” “would,” “will,” “intend,” “expect,” “anticipate,” “believe” and “continue” or similar words. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to (a) the company’s ability to attract and retain experienced scientists, (b) trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, (c) the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, (d) the company’s ability to expand and integrate its drug discovery and development technologies, as well as those factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004, as amended by the Form 10-K/A filed on November 8, 2004, and the company’s other SEC filings. The company does not undertake any duty to and does not intend to update any forward-looking statements contained in this press release after the date of this press release.